INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                            MUTUAL FUND SELECT GROUP
                                       AND
                            THE CHASE MANHATTAN BANK




            AGREEMENT made as of the __th day of _________, 1996, by and between Mutual Fund Select Group, a Massachusetts business trust which may issue one or more series of shares (hereinafter the "Trust"), and The Chase Manhattan Bank, a New York State chartered bank (hereinafter the "Adviser").

            WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

            WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services in connection with the series of the Trust listed on Schedule A (each, a "Fund" and collectively, the "Funds"), and the Adviser represents that it is willing and possesses legal authority to so furnish such services;

            NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

            1. Structure of Agreement. The Trust is entering into this Agreement on behalf of the Funds severally and not jointly. The responsibilities and benefits set forth in this Agreement shall refer to each Fund severally and not jointly. No individual Fund shall have any responsibility for any obligation with respect to any other Fund arising out of this Agreement. Without otherwise limiting the generality of the foregoing,

            (a) any breach of any term of this Agreement regarding the Trust with respect to any one Fund shall not create a right or obligation with respect to any other Fund;

            (b) under no circumstances shall the Adviser have the right to set off claims relating to a Fund by applying property of any other Fund; and

            (c) the business and contractual relationships created by this Agreement, the consideration for entering into this Agreement, and the consequences of such relationships and consideration relate solely to the Trust and the particular Fund to which such relationship and consideration applies.

            2. Delivery of Documents. The Trust has delivered to the Adviser copies of each of the following documents and will deliver to it all future amendments and supplements thereto, if any:

            (a)   The Trust's Declaration of Trust;


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            (b)   The By-Laws of the Trust;

            (c) Resolutions of the Board of Trustees of the Trust authorizing the execution and delivery of this Agreement;

            (d) The most recent Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act"), on Form N-1A as filed with the Securities and Exchange Commission (the "Commission") (the "Registration Statement");

            (e) Notification of Registration of the Trust under the 1940 Act on Form N- 8A as filed with the Commission; and

            (f) Prospectuses and Statements of Additional Information of the Funds (collectively, the "Prospectuses").

            3.    Appointment.

            (a) General. The Trust hereby appoints the Adviser to act as investment adviser to the Funds for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

            (b) Employees of Affiliates. The Adviser may, in its discretion, provide such services through its own employees or the employees of one or more affiliated companies that are qualified to act as an investment adviser to the Trust under applicable laws and are under the control of The Chase Manhattan Corporation, the parent of the Adviser; provided that (i) all persons, when providing services hereunder, are functioning as part of an organized group of persons, and (ii) such organized group of persons is managed at all times by authorized officers of the Adviser.

            (c) Sub-Advisers. It is understood and agreed that the Adviser may from time to time employ or associate with such other entities or persons as the Adviser believes appropriate to assist in the performance of this Agreement with respect to a particular Fund or Funds (each a "Sub-Adviser"), and that any such Sub-Adviser shall have all of the rights and powers of the Adviser set forth in this Agreement; provided that a Fund shall not pay any additional compensation for any Sub-Adviser and the Adviser shall be as fully responsible to the Trust for the acts and omissions of the Sub-Adviser as it is for its own acts and omissions; and provided further that the retention of any Sub-Adviser shall be approved in advance by (i) the Board of Trustees of the Trust and (ii) the shareholders of the relevant Fund if required under any applicable provisions of the 1940 Act. The Adviser will review, monitor and report to the Trust's Board of Trustees regarding the performance and investment procedures of any Sub-Adviser. In the event that the services of any Sub-Adviser are terminated, the Adviser may provide investment advisory services pursuant to this Agreement to the Fund without a Sub-Adviser and without further shareholder approval, to the extent consistent with the 1940 Act. A Sub-Adviser may be an affiliate of the Adviser.


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            4.    Investment Advisory Services.

            (a) Management of the Funds. The Adviser hereby undertakes to act as investment adviser to the Funds. The Adviser shall regularly provide investment advice to the Funds and continuously supervise the investment and reinvestment of cash, securities and other property composing the assets of the Funds and, in furtherance thereof, shall:

                (i) supervise all aspects of the operations of the Trust and each Fund;

               (ii) obtain and evaluate pertinent economic, statistical and financial data, as well as other significant events and developments, which affect the economy generally, the Funds' investment programs, and the issuers of securities included in the Funds' portfolios and the industries in which they engage, or which may relate to securities or other investments which the Adviser may deem desirable for inclusion in a Fund's portfolio;

              (iii) determine which issuers and securities shall be included in the portfolio of each Fund;

               (iv) furnish a continuous investment program for each Fund;

                (v) in its discretion and without prior consultation with the Trust, buy, sell, lend and otherwise trade any stocks, bonds and other securities and investment instruments on behalf of each Fund; and

               (vi) take, on behalf of each Fund, all actions the Adviser may deem necessary in order to carry into effect such investment program and the Adviser's functions as provided above, including the making of appropriate periodic reports to the Trust's Board of Trustees.

            (b) Covenants. The Adviser shall carry out its investment advisory and supervisory responsibilities in a manner consistent with the investment objectives, policies, and restrictions provided in: (i) each Fund's Prospectus and Statement of Additional Information as revised and in effect from time to time; (ii) the Trust's Declaration of Trust, By-Laws or other governing instruments, as amended from time to time; (iii) the 1940 Act; (iv) other applicable laws; and (v) such other investment policies, procedures and/or limitations as may be adopted by the Trust with respect to a Fund and provided to the Adviser in writing. The Adviser agrees to use reasonable efforts to manage each Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder (the "Code"), except as may be authorized to the contrary by the Trust's Board of Trustees. The management of the Funds by the Adviser shall at all times be subject to the review of the Trust's Board of Trustees.

            (c) Books and Records. The Adviser shall keep each Fund's books and records required by applicable law to be maintained by the Funds with respect to advisory services. The Adviser agrees that all records which it maintains for a Fund are the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund's

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request. The Adviser further agrees to preserve for the periods prescribed by the 1940 Act any such records of the Fund required to be preserved by such Rule.

            (d) Reports, Evaluations and other services. The Adviser shall furnish reports, evaluations, information or analyses to the Trust with respect to the Funds and in connection with the Adviser's services hereunder as the Trust's Board of Trustees may request from time to time or as the Adviser may otherwise deem to be desirable. The Adviser shall make recommendations to the Trust's Board of Trustees with respect to Trust policies, and shall carry out such policies as are adopted by the Board of Trustees. The Adviser shall, subject to review by the Board of Trustees, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

            (e) Purchase and Sale of Securities. The Adviser shall place all orders for the purchase and sale of portfolio securities for each Fund with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser to the extent permitted by the 1940 Act and the Trust's policies and procedures applicable to the Funds. The Adviser shall use its best efforts to seek to execute portfolio transactions at prices which, under the circumstances, result in total costs or proceeds being the most favorable to the Funds. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, research services provided to the Adviser, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In no event shall the Adviser be under any duty to obtain the lowest commission or the best net price for any Fund on any particular transaction, nor shall the Adviser be under any duty to execute any order in a fashion either preferential to any Fund relative to other accounts managed by the Adviser or otherwise materially adverse to such other accounts.

            (f) Selection of Brokers or Dealers. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Adviser, the Funds and/or the other accounts over which the Adviser exercises investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that the total commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to accounts over which it exercises investment discretion. The Adviser shall report to the Board of Trustees of the Trust regarding overall commissions paid by the Funds and their reasonableness in relation to the benefits to the Funds.

            (g) Aggregation of Securities Transactions. In executing portfolio transactions for a Fund, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased with

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those of other Funds or its other clients if, in the Adviser's reasonable judgment, such aggregation (i) will result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and trading requirements, and (ii) is not inconsistent with the policies set forth in the Trust's registration statement and the Fund's Prospectus and Statement of Additional Information. In such event, the Adviser will allocate the securities so purchased or sold, and the expenses incurred in the transaction, in an equitable manner, consistent with its fiduciary obligations to the Fund and such other clients.

            5. Expenses. (a) The Adviser shall, at its expense, provide the Funds with office space, furnishings and equipment and personnel required by it to perform the services to be provided by the Adviser pursuant to this Agreement. The Adviser also hereby agrees that it will supply to any sub-adviser or administrator (the "Administrator") of a Fund all necessary financial information in connection with the Administrator's duties under any Agreement between the Administrator and the Trust.

            (b) Except as provided in subparagraph (a), the Trust shall be responsible for all of the Funds' expenses and liabilities, including, but not limited to, taxes; interest; fees (including fees paid to its trustees who are not affiliated with the Adviser or any of its affiliates); fees payable to the Securities and Exchange Commission; state securities qualification fees; association membership dues; costs of preparing and printing Prospectuses for regulatory purposes and for distribution to existing shareholders; advisory and administration fees; charges of the custodian and transfer agent; insurance premiums; auditing and legal expenses; costs of shareholders' reports and shareholders' meetings; any extraordinary expenses; and brokerage fees and commissions, if any, in connection with the purchase or sale of portfolio securities.

            6. Compensation. (a) In consideration of the services to be rendered by the Adviser under this Agreement, the Trust shall pay the Adviser monthly fees on the first Business Day (as defined in the Prospectuses) of each month based upon the average daily net assets of each Fund during the preceding month (as determined on the days and at the time set forth in the Prospectuses for determining net asset value per share) at the annual rate set forth opposite the Fund's name on Schedule A attached hereto. If the fees payable to the Adviser pursuant to this paragraph begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Funds' net assets shall be computed in the manner specified in the Prospectuses and the Declaration of Trust for the computation of the value of the Funds' net assets in connection with the determination of the net asset value of the Funds' shares of beneficial interest.

            (b) If the aggregate expenses incurred by, or allocated to, each Fund in any fiscal year shall exceed the lowest expense limitation, if applicable to such Fund, imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Adviser shall reduce its investment advisory fee, but not below zero, to

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the extent of its share of such excess expenses; provided, however, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commissions and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund. Such reduction, if any, shall be computed and accrued daily, shall be settled on a monthly basis and shall be based upon the expense limitation applicable to the Fund as at the end of the last business day of the month. Should two or more of such expense limitations be applicable at the end of the last business day of the month, that expense limitation which results in the largest reduction in the Adviser's fee shall be applicable. For the purposes of this paragraph, the Adviser's share of any excess expenses shall be computed by multiplying such excess expenses by a fraction, the numerator of which is the amount of the investment advisory fee which would otherwise be payable to the Adviser for such fiscal year were it not for this subsection 6(b) and the denominator of which is the sum of all investment advisory and administrative fees which would otherwise be payable by the Fund were it not for the expense limitation provisions of any investment advisory or administrative agreement to which the Fund is a party.

            (c) In consideration of the Adviser's undertaking to render the services described in this Agreement, the Trust agrees that the Adviser shall not be liable under this Agreement for any error of judgment or mistake of law or for any act or omission or loss suffered by the Trust in connection with the performance of this Agreement, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Investment Adviser against any liability to the Trust or its stockholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this Agreement or by reason of the Adviser's reckless disregard of its obligations and duties hereunder or breach of fiduciary duty with respect to receipt of compensation.

            7. Non-Exclusive Services. Except to the extent necessary to perform the Investment Adviser's obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, including any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

            8. Interested Persons. It is understood that, to the extent consistent with applicable laws, the Trustees, officers and investors of the Trust are or may be or become interested in the Adviser as directors, officers or otherwise and that directors, officers and shareholders of the Adviser are or may be or become similarly interested in the Trust.

            9. Effective Date; Modifications; Termination. This Agreement shall become effective on the date hereof (the "Effective Date") provided that it shall have been approved by a majority of the outstanding voting securities of each Fund, in accordance with the requirements of the 1940 Act, or such later date as may be agreed by the parties following such shareholder approval.


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            (a) This Agreement shall continue in force for two years from the
Effective Date and shall continue in effect from year to year thereafter for successive annual periods, provided such continuance is specifically approved at least annually (i) by a vote of the majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and
(ii) by a vote of the Board of Trustees of the Trust or a majority of the outstanding voting securities of each Fund.

            (b) The modification of any of the non-material terms of this Agreement may be approved by a vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

            (c) Notwithstanding the foregoing provisions of this Paragraph 8, either party hereto may terminate this Agreement at any time on sixty (60) days' prior written notice to the other, without payment of any penalty. A termination of this Agreement on behalf of a Fund may be effected by a vote of the Trust's Board of Trustees or, with respect to a Fund, by vote of a majority of the outstanding voting securities of that Fund. This Agreement may remain in effect with respect to a Fund even if it has been terminated in accordance with this paragraph with respect to the other Funds. This Agreement shall terminate automatically in the event of its assignment as that term is defined under the 1940 Act.

            10. Board of Trustees Meetings. The Trust agrees that notice of each meeting of the Board of Trustees of the Trust will be sent to the Adviser and that the Trust will make appropriate arrangements for the attendance (as persons present by invitation) of such person or persons as the Adviser may designate.

            11. Limitation of Liability of Trustees and Investors. The Adviser acknowledges the following limitation of liability:

            The terms "Mutual Fund Select Group" and "Trustees of Mutual Fund Select Group" refer, respectively, to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the State of Massachusetts, such reference being inclusive of any and all amendments thereto so filed or hereafter filed. The obligations of "Mutual Fund Select Group" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the Trustees, investors or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with the Trust or a Fund must look solely to the assets of the Trust or Fund for the enforcement of any claims against the Trust or Fund.

             12. Certain Definitions. The terms "vote of a majority of the outstanding voting securities," "assignment," "control," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act. References in this Agreement to the 1940 Act and the Advisers Act shall be construed as references to such laws as now in effect or as

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hereafter amended, and shall be understood as inclusive of any applicable rules, interpretations and/or orders adopted or issued thereunder by the Commission.

      13. Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of the Trust from time to time, have no authority to act for or represent the Trust or any Fund in any way or otherwise be deemed an agent of the Trust.

      14. Governing Law. This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or the Advisers Act.

      15. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

      16. Notices. Notices of any kind to be given to the Adviser hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to the Adviser at 270 Park Avenue, New York, New York 10017 or at such other address or to such individual as shall be so specified by the Adviser to the Trust. Notices of any kind to be given to the Trust hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Trust at 101 Park Avenue, New York, New York 10178 or at such other address or to such individual as shall be so specified by the Trust to the Adviser. Notices shall be effective upon delivery.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.


THE CHASE MANHATTAN BANK            MUTUAL FUND SELECT GROUP


By:  _________________________      By:_______________________
Name:                               Name:
Title:                              Title:


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                                  Schedule A


          Fund:                                             Fee:
          -----                                             -----
1.        Vista Select Balanced Fund                        0.50%
2.        Vista Select Bond Fund                            0.30
3.        Vista Select Emerging Growth Fund                 0.65
4.        Vista Select Equity Income Fund                   0.40
5.        Vista Select Intermediate Bond Fund               0.30
6.        Vista Select International Equity Fund            1.00
7.        Vista Select Large Cap Equity Fund                0.40
8.        Vista Select Large Cap Growth Fund                0.40
9.        Vista Select Short Term Bond Fund                 0.25
10.       Vista Select Small Cap Value Fund                 0.65